Exhibit 10.22

EXECUTION COPY

REVOLVING CREDIT AGREEMENT,

dated as of July 16, 2003,

among

INTERNATIONAL TRANSMISSION COMPANY,
as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER

PERSONS FROM TIME TO TIME PARTIES HERETO,

as the Lenders,

CANADIAN IMPERIAL BANK OF COMMERCE,
as the Administrative Agent

and

CREDIT SUISSE FIRST BOSTON,
CAYMAN ISLANDS BRANCH,
as Documentation Agent and Arranger

supported by
FIRST MORTGAGE BONDS, SERIES B

ARTICLE 1 DEFINITIONS

1.1	Defined Terms.

1.2	Accounting and Financial Determinations.

ARTICLE 2 AMOUNT AND TERMS OF CREDIT

2.1	Commitments.

2.2	Minimum Amount of Each Borrowing; Maximum Number of Borrowings.

2.3	Notice of Borrowing.

2.4	Disbursement of Funds.

2.5	Repayment of Loans; Evidence of Debt.

2.6	Changes in Type of Revolving Credit Loan.

2.7	Pro Rata Borrowings.

2.8	Interest and Fees.

2.9	Interest Periods.

2.10	Increased Costs, Illegality, etc.

2.11	Compensation.

2.12	Change of Lending Office.

2.13	Notice of Certain Costs.

ARTICLE 3 FEES; COMMITMENTS

3.1	Fees.

3.2	Voluntary Reduction of Revolving Credit Commitments.

3.3	Commitment Increases.

3.4	Mandatory Termination of Commitments.

ARTICLE 4 PAYMENTS

4.1	Prepayments.

4.2	Method and Place of Payment.

4.3	Net Payments.

4.4	Computations of Interest and Fees.

4.5	Payments made under the First Mortgage Bond, Series B

ARTICLE 5 CONDITIONS PRECEDENT

5.1	Conditions Precedent to Initial Borrowing.

5.2	Conditions Precedent to All Credit Events.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

6.1	Organizational Status.

i

6.2	Capacity, Power and Authority.

6.3	No Violation.

6.4	Litigation.

6.5	Governmental Approvals.

6.6	True and Complete Disclosure.

6.7	Financial Condition; Financial Statements.

6.8	Tax Returns and Payments.

6.9	Environmental Matters.

6.10	Properties.

6.11	Pension and Welfare Plans.

6.12	Regulations U and X.

6.13	Investment Company Act.

6.14	No Material Adverse Change.

6.15	Deemed Repetition of Representations and Warranties.

ARTICLE 7 AFFIRMATIVE COVENANTS

7.1	Information Covenants.

7.2	Books, Record and Inspections.

7.3	Maintenance of Insurance.

7.4	Payment of Taxes.

7.5	Organizational Existence.

7.6	Compliance with Statutes, Obligations, etc.

7.7	Good Repair.

7.8	Transactions with Affiliates.

7.9	End of Fiscal Years; Fiscal Quarters.

7.10	Use of Proceeds.

7.11	Changes in Business.

ARTICLE 8 NEGATIVE COVENANTS

8.1	Limitation on Liens.

8.2	Limitation on Fundamental Changes.

8.3	Limitation on Dividends.

8.4	Debt to Capitalization Ratio.

ARTICLE 9 EVENTS OF DEFAULT

9.1	Payments.

9.2	Representations, etc.

9.3	Covenants.

9.4	Default Under Other Agreements.

9.5	Bankruptcy, etc.

9.6	Security Documents.

9.7	Judgments.

9.8	Change of Ownership.

9.9	Pension Plans.

9.10	Remedies.

9.11	Remedies Cumulative.

ARTICLE 10 THE ADMINISTRATIVE AGENT

10.1	Appointment.

10.2	Delegation of Duties.

10.3	Exculpatory Provisions.

10.4	Reliance by Administrative Agent.

10.5	Notice of Default.

10.6	Non-Reliance on Administrative Agent and Other Lenders.

10.7	Indemnification.

10.8	Administrative Agent in Its Individual Capacity.

10.9	Successor Agent.

10.10	Borrower as a Lender.

ARTICLE 11 MISCELLANEOUS

11.1	Amendments and Waivers.

11.2	Notices.

11.3	No Waiver; Cumulative Remedies.

11.4	Survival of Representations and Warranties.

11.5	Payment of Expenses and Taxes.

11.6	Successors and Assigns; Participations and Assignments.

11.7	Replacements of Lenders under Certain Circumstances.

11.8	Adjustments; Set-off.

11.9	Marshalling; Payments Set Aside.

11.10	Counterparts.

11.11	Severability.

11.12	Integration.

11.13	Governing Law.

11.14	Submission to Jurisdiction; Waivers.

11.15	Acknowledgements.

11.16	Waivers of Jury Trial.

11.17	Confidentiality.

11.18	Treatment of Revolving Credit Loans.

v

REVOLVING CREDIT AGREEMENT, dated as of July 16, 2003, among INTERNATIONAL TRANSMISSION COMPANY, a Michigan corporation (the “Borrower”), various financial institutions and other Persons from time to time parties hereto as lenders (each a “Lender” and, collectively, the “Lenders”) and CANADIAN IMPERIAL BANK OF COMMERCE (“CIBC”), as administrative agent (in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders make senior loans to it in an aggregate principal amount not exceeding $15,000,000 (subject to increase to $25,000,000 as provided herein) at any one time outstanding, payment of such loans to be supported by the Borrower’s First Mortgage Bonds, Series B (as hereinafter defined).  The Lenders are prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms shall have the meanings specified in this Article 1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

1.1          Defined Terms.

“ABR” shall mean, for any day, a rate per annum equal to the greater of (a) the rate of interest (however designated) established by the Administrative Agent as its base rate in effect at its principal office in New York, New York and (b) the Federal Funds Effective Rate in effect on such day plus 0.5%.  Any change in the ABR due to a change in any of the foregoing rates shall be effective as of the opening of business on the effective date of such change in such rate.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a).

“Administrative Agent” shall have the meaning provided in the preamble to this Agreement and shall include such other financial institution as may be appointed as the successor administrative agent in the manner and to the extent described in Section 10.9.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 425 Lexington Avenue, New York, New York  10017 or such other office as the Administrative Agent may hereafter designate in writing as such to the Borrower and the Lenders.

“Affiliate” shall mean, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, and (b) any other Person in which such Person directly or indirectly through Subsidiaries has a 10% or greater equity interest.  A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Voting Stock having ordinary voting power for the election of directors (or the equivalent) of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of Capital Stock, by contract or otherwise.

“Agreement” shall mean this Revolving Credit Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time.

“Applicable Margin” shall mean, for any day, with respect to any ABR Loan or LIBOR Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “LIBOR Spread, respectively, based upon the ratings by Moody’s (as defined below in this definition) and S&P (as defined below in this definition), respectively, applicable on such date to the First Mortgage Bonds, Series B:

First Mortgage Bonds, Series B Ratings:	ABR Spread	LIBOR Spread
Category 1 A+/A1 or higher	Nil	0.85%
Category 2 A/A2	Nil	0.95%
Category 3 A-/A3	0.05%	1.05%
Category 4 BBB+/Baa1	0.25%	1.25%
Category 5 BBB/Baa2	0.35%	1.35%
Category 6 BBB-/Baa3	0.50%	1.50%
Category 7 BB+/Ba1 or lower	1.00%	2.00%

For purposes of this definition, (i) ”Moody’s” means Moody’s Investors Service, Inc., (ii) “S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc., (iii) if either Moody’s or S&P shall not have in effect a rating for the First Mortgage Bonds, Series B (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 7; (iv) if the ratings established or deemed to have been established by Moody’s and S&P for the First Mortgage Bonds, Series B shall fall within different Categories, the Applicable Margin shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Margin shall be determined by reference to the median Category or the higher of the two Categories between which the median would fall and (v) if the ratings established or deemed to have been established by Moody’s and S&P for the First Mortgage Bonds, Series B shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency.  Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of

Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” shall mean any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean Credit Suisse First Boston, Cayman Islands Branch.

“Assignee” shall have the meaning provided in Section 11.6(a)(ii).

“Assignment and Acceptance” shall mean the assignment and acceptance agreement delivered by each Assignee pursuant to Section 11.6(a)(ii).

“Assignment Effective Date” shall have the meaning provided in 11.6(a)(ii).

“Authorized Officer” shall mean the Chief Executive Officer, the President, any Executive Vice-President, any Senior Executive Vice President, any Senior Vice-President, the Chief Financial Officer, the Treasurer or General Counsel of the Borrower or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Available Revolving Credit Commitment” shall mean, with respect to any Lender, an amount equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment over (b) the sum of the aggregate principal amount of all Revolving Credit Loans of such Lender then outstanding.

“Bankruptcy Code” shall have the meaning provided in Section 9.5.

“Borrower” shall have the meaning provided in the recitals to this Agreement.

“Borrowing” shall mean the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions or continuations on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Business” shall have the meaning provided in Section 7.11.

“Business Day” shall mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (a) excluding any day that shall be in the City of London a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close.

“Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease obligation on the balance sheet of that Person.

“Capital Stock” shall mean common shares, preferred shares or other equivalent equity interests (howsoever designated) of capital stock of a corporation, equity preferred or common interests or membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person and its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Change of Ownership” shall mean and be deemed to have occurred if (a) the Sponsors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the issued and outstanding Voting Stock of Holdco (other than as a result of one or more widely distributed offerings of Holdco’s Voting Stock by Holdco or one or more widely distributed offerings of the Voting Stock of a direct or indirect parent of Holdco by such parent, as the case may be); and/or (b) Holdco shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, all of the issued and outstanding Voting Stock of the Borrower; and/or (c) any person, entity or group of Persons “acting in concert” (as contemplated by the Securities Act and as interpreted by applicable law) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the issued and outstanding Voting Stock of Holdco that exceeds the percentage of such Voting Stock then directly or indirectly beneficially owned, in the aggregate, by the Permitted Holders.

“Closing Date” shall mean July 16, 2003.

“Code” shall mean the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Commitment Increase Supplement” shall have the meaning provided for in Section 3.3(d).

“Compliance Certificate” shall have the meaning provided in Section 7.1(c).

“Confidential Information” shall have the meaning provided in Section 11.17.

“Control”, “Controls” and “Controlled”, when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of Voting Stock, by contract or otherwise.

“Controlled Group” shall mean all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Credit Documents” shall mean this Agreement and the First Mortgage Bonds, Series B held by the Administrative Agent.

“Credit Event” shall mean and include the making (but not the continuation) of a Revolving Credit Loan.

“Debt to Capitalization Ratio” shall mean, as of any date of determination, the ratio of (a) Total Debt for the relevant Test Period to (b) Total Capitalization for such Test Period.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Dollars” and “$” shall mean lawful currency of the United States.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety (with respect to Hazardous Materials or conditions in the environment) or the environment.

“Environmental Law” shall mean any applicable federal, provincial, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety (with respect to Hazardous Materials or conditions in the environment) or Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to Sections of ERISA also refer to any successor Sections thereto.

“Event of Default” shall have the meaning provided in Article 9.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.1.

“Finance Parties” shall mean the Administrative Agent and the Lenders.

“First Mortgage Bond, Series B” shall mean the First Mortgage Bonds, Series B, substantially in the form of Exhibit D hereto, issued by the Borrower on the Closing Date pursuant to the First Mortgage and Deed of Trust dated as of July 15, 2003 entered into by the Borrower and BNY Midwest Trust Company, as trustee and the Second Supplemental Indenture dated as of July 15, 2003 entered into by the Borrower and BNY Midwest Trust Company, as trustee.

“Fiscal Quarter” shall mean, with respect to each fiscal year of the Borrower and each of its Subsidiaries, (a) the first to third, inclusive, calendar months of such fiscal year, (b) the fourth to sixth, inclusive, calendar months of such fiscal year, (c) the seventh to ninth, inclusive, calendar months of such fiscal year and (d) the tenth to twelfth, inclusive, calendar months of such fiscal year.

“F.R.S. Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Funding Office” shall mean the office of the Administrative Agent located 425 Lexington Avenue, New York, New York 10017, or such other office as the Administrative Agent may hereafter designate in writing as such to the Borrower and the Lenders.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided, that if there occurs after the date hereof any change in GAAP from that used in the preparation of the financial statements referred to in Sections 5.1(k)(i) and (ii) or that affects in any respect the calculation of any covenant contained in Article 8, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Article 8 shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided that, the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith or, if the Guarantee Obligation is expressly limited to a specified amount, such specified amount.

“Hazardous Material” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Hostile Take-Over Bid” shall mean an offer to purchase a controlling interest in any Person by the Borrower or any of its Subsidiaries or in which the Borrower or any of its Subsidiaries is involved, in respect of which the board of directors (or equivalent governing body for such entity) of the target entity has recommended against acceptance of such offer to the target entity’s shareholders or equity holders or which is similarly opposed or contested.

“Holdco” means ITC Holdings Corp., a newly-formed Michigan corporation.

“including” and “include” shall mean including without limiting the generality of any description preceding such term, and, for purposes of each Credit Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be classified as a liability on the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all existing payment obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements, (g) all existing payment obligations of such Person under commodity future contracts and other similar agreements and (h) without duplication, all Guarantee Obligations of such Person; provided that, Indebtedness shall not include current payables and accrued expenses, in each case arising in the ordinary course of business.

“Interest Period” shall mean, with respect to any Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Lender” and “Lenders” shall have the respective meanings provided in the preamble to this Agreement.

“Lender Default” shall mean a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(a) as a result of the control of such Lender being assumed by any regulatory authority or the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“LIBOR” shall mean, with respect to each LIBOR Period for each LIBOR Loan, a rate per annum, expressed on the basis of a 360 day year, equal to the annual interest rate for deposits of Dollars for a maturity most nearly comparable to such LIBOR Period which appears on page 3750 of the Dow Jones Telerate Screen as of 11:00 a.m. (London time) on the second Business Day prior to the commencement of such LIBOR Period; provided that, if such Dow Jones Telerate Screen rate is not available on such day, then the annual interest rate for deposits of Dollars for a maturity most nearly comparable to such LIBOR Period which appears on the LIBOR page of the Reuters Screen as of 11:00 a.m. (London time) on the second Business Day prior to the commencement of such LIBOR Period; and provided further that if such Reuters Screen rate is not available on such day, then the interest rate at which the Administrative Agent is offered deposits of Dollars by leading banks in the London interbank market as of 11:00 a.m. (London time) on the second Business Day prior to the commencement of such LIBOR Period, for delivery on the first day of such LIBOR Period for the number of days comprised in such LIBOR Period and in an amount comparable to the amount of such LIBOR Loan.

“LIBOR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(b).

“LIBOR Period” shall mean, with respect to a LIBOR Loan, the interest period selected by the Borrower for such LIBOR Loan in accordance with Section 2.9.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment by way of security, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries taken as a whole that would materially adversely affect (a) the ability of the Borrower to perform its obligations under this Agreement and the other Credit Documents or (b) the rights and remedies of the Lenders under the Credit Documents.

“Minimum Borrowing Amount” shall mean $500,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“New Lender” shall have the meaning provided in Section 3.3.

“New Lender Supplement” shall have the meaning provided in Section 3.3.

“Non-U.S. Lender” shall mean any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Continuation” shall have the meaning provided in Section 2.6(a).

“Organic Document” shall mean, relative to any Person, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s Capital Stock.

“Participant” shall have the meaning provided in Section 11.6(a)(i).

“Pension Plan” shall mean a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, is a contributing employer or a sponsor.

“Permitted Holders” shall mean, collectively, the Sponsors and Senior Management.

“Permitted Liens” shall mean (a) Liens for taxes, assessments, customs duties or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate provisions have been established in accordance with GAAP; (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, such as carriers’, warehousemen’s and or mechanics’ Liens, and other similar Liens arising in the ordinary course of business and Liens arising under zoning laws and ordinances and municipal bylaws and regulations, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 9.7; (d) Liens (other than those arising by Requirement of Law that are not permitted by clause (a) of this definition) incurred or deposits made in connection with workers’

compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictive covenants or agreements, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (h) Liens incurred by the licensing of trademarks by the Borrower or any of its Subsidiaries to others in the ordinary course of business; and (i) leases or subleases granted to others, not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Real Estate” shall have the meaning provided in Section 7.1(e).

“Register” shall have the meaning provided in Section 11.6(c).

“Required Lenders” shall mean, at any date, Lenders having or holding more than 50% of the Total Revolving Credit Commitment at such date (provided that in the case of a Defaulting Lender, for this purpose only, its Revolving Credit Commitment shall be deemed to be equal to the outstanding principal amount of all Revolving Credit Loans of such Defaulting Lender at such date) or, if the Revolving Credit Commitments have terminated, more than 50% of the outstanding principal amount of all Revolving Credit Loans on such date.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, guideline, policy or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject and whether or not having the force of law.

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth on Schedule I as such Lender’s “Revolving Credit Commitment”, (b) in the case of any Lender that becomes a Lender after the date hereof by assignment, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance contemplated in Section 11.6 pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, and (c) in the case of any Lender that becomes a Lender after the date hereof pursuant to Section 3.3, the amount specified as such Lender’s “Revolving Credit Commitment” in the New Lender Supplement in Section 3.3 pursuant to which such Lender assumed a Revolving Credit Commitment, in each case (i) subject to the proviso set forth in Section 2.1(a), and (ii) as the same may be changed from time to time pursuant to the terms hereof (including pursuant to Sections 3.2 and 11.6).

“Revolving Credit Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment by (b) the Total Revolving Credit Commitment; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (c) such Lender’s Revolving Credit Exposure by (d) the aggregate amount of the Revolving Credit Exposures of all the Lenders.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(a).

“Revolving Credit Maturity Date” shall mean February 28, 2006, or, if earlier, the date on which the Revolving Credit Commitments shall have terminated and no Revolving Credit Loans shall be outstanding.

“S&P” shall mean Standard & Poor’s Ratings Service or any successor by merger or consolidation to its business.

“Second Supplemental Indenture” shall mean the indenture dated as of the Closing Date supplementing the First Mortgage and Deed of Trust dated as of July 15, 2003 between the Borrower and The Bank of New York, as trustee.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Management” shall mean those Persons listed in Schedule V.

“Sponsors” shall mean Kohlberg Kravis Roberts & Co. and Trimaran Capital Partners, along with their respective Affiliates.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock or issued share capital of any class or classes of such corporation shall have or might have voting power by reason of the happening of any, contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest and more than a 50% voting interest at the time and (c) any other corporation, partnership, joint venture or other entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such statements were prepared in accordance with GAAP and (ii) that is controlled (as defined in clause (b) of the definition of such term in the definition of the term “Affiliate”) by such Person.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 8.2(a).

“Taxes” shall have the meaning provided in Section 4.3(a)(i).

“Test Period” shall mean, for any determination under this Agreement, the four consecutive Fiscal Quarters of the Borrower then last ended.

“Total Capitalization” shall mean, as of any date of determination, the sum, without duplication, of (a) Total Debt and (b) the consolidated net shareholders equity of the Borrower as determined in accordance with GAAP.

“Total Debt” shall mean, as of any date of determination, (a) the sum, without duplication, of (i) all Indebtedness of the Borrower and its Subsidiaries for borrowed money outstanding on such date, (ii) all Capitalized Lease Obligations of the Borrower and its Subsidiaries outstanding on such date and (iii) all Indebtedness of the Borrower and its Subsidiaries of the types described in clauses (b) and (d) of the definition of Indebtedness (but in the case of clause (d), only to the extent such Indebtedness is assumed by the Borrower or any Subsidiary), all calculated on a consolidated basis in accordance with GAAP and to the extent reflected as Indebtedness on the consolidated balance sheet of the Borrower in accordance with GAAP minus (b) the aggregate amount of cash held by the Borrower and its Subsidiaries as at such date and included in the cash accounts listed on the consolidated balance sheet of the Borrower and its Subsidiaries and deposited with the Administrative Agent to the extent the use thereof for application to payment of Indebtedness of the Borrower and its Subsidiaries is not prohibited by law or any contract to which the Borrower or any of its Subsidiaries is a party.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders, which as of the Closing Date was $15,000,000.

“Transactions” shall mean the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents, including the issuance of the First Mortgage Bond, Series B to the Administrative Agent in the aggregate principal amount of $15,000,000, the borrowing of the Revolving Credit Loans and the use of the proceeds thereof.

“Transferee” shall have the meaning provided in Section 11.6(e).

“Type” shall mean as to any Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Loan.

“United States” and “US” shall mean the United States of America.

“Voting Stock” shall mean Capital Stock of a Person which carries voting rights or the right to Control such Person under any circumstances; provided that Capital Stock which carries the right to vote or Control conditionally upon the happening of an event shall not be considered Voting Stock until the occurrence of such event and then only during the continuance of such event.

“Welfare Plan” shall mean a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

1.2          Accounting and Financial Determinations.

(a)           Unless otherwise specified, all accounting terms used herein shall be interpreted, and all accounting determinations and computations hereunder shall be made, in accordance with GAAP.  Unless otherwise expressly provided herein, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and the Restricted

Subsidiaries, in each case without duplication.  Such computations shall not give effect to adjustments in component amounts required or permitted by the Financial Accounting Standards Board Statements of Financial Accounting Standards Nos. 141 and 142, and related authoritative pronouncements, as a result of the Transactions or the amortization or write off of any amounts in connection therewith and related financing thereof.

(b)           For purposes of computing the ratios referred to in Section 8.4, such ratio (and any financial calculations or components required to be made or included therein) shall be determined, with respect to the relevant Test Period, after giving pro forma effect to each acquisition and disposition of a Person, business or asset consummated after the Closing Date and during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition, disposition and related transactions had been consummated on the first day of such Test Period, in each case (i) based on historical results accounted for in accordance with GAAP and (ii) prepared in accordance with Regulation S-X under the Securities Act, as in effect on the Closing Date, to the extent applicable.

ARTICLE 2
AMOUNT AND TERMS OF CREDIT

2.1          Commitments.

(a)           Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Borrower, which Revolving Credit Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans (provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type), (iii) may be repaid and reborrowed in accordance with the provisions hereof and shall be repaid in full on the Revolving Credit Maturity Date, (iv) for any such Lender at any time, shall not result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time and (v) after giving effect thereto and to the application of the proceeds thereof, shall not result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect.  As of the Closing Date, the Total Revolving Credit Commitment will be $15,000,000.

(b)           The Borrower shall use the proceeds from the Revolving Credit Loans (i) for general corporate purposes and (ii) to finance day-to-day operating requirements; provided that, notwithstanding any of the foregoing, none of the proceeds from Revolving Credit Loans may be used to finance any Hostile Take-Over Bid.

2.2          Minimum Amount of Each Borrowing; Maximum Number of Borrowings.

The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a multiple of $100,000 and shall not be less than the Minimum Borrowing Amount.  More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than 15 Borrowings of LIBOR Loans under this Agreement.

2.3          Notice of Borrowing.

(a)           Whenever the Borrower desires to incur Revolving Credit Loans hereunder, it shall give the Administrative Agent at the locations set forth in Section 11.2, (i) written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 noon (New York time) at least three Business Days prior to the proposed day of each Borrowing of LIBOR Loans and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York time) on the proposed day of each Borrowing of ABR Loans.  Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day), (iii) whether the Borrowing shall consist of ABR Loans or LIBOR Loans, (iv) if such Borrowing shall consist of LIBOR Loans, the Interest Period to be initially applicable thereto and (v) the number and location of the account to which funds are to be disbursed.  The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)           Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.  In each such case the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.

2.4          Disbursement of Funds.

(a)           No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b)           Each Lender shall make available all amounts it is to fund under any Borrowing in immediately available funds to the Administrative Agent at the Funding Office and the Administrative Agent will make available to the Borrower by depositing such funds as specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, at the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Revolving Credit Loans.

(c)           Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5          Repayment of Loans; Evidence of Debt.

(a)           The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Revolving Credit Maturity Date, the then-unpaid Revolving Credit Loans.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Revolving Credit Loan made by such lending office of such Lender from time to time, including the amounts and currency of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain the Register pursuant to Section 11.6, and a sub-account for each Lender, in which Register and sub-accounts (taken together) shall be recorded (i) the amount of each Revolving Credit Loan made hereunder, the Type of each Revolving Credit Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)           The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Credit Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.  In the event that there is an inconsistency between the accounts maintained by a Lender pursuant to Section 2.5(c) and the Register maintained by the Administrative Agent pursuant to Section 11.6, the said Register shall prevail.

(e)           All payments to be made by the Administrative Agent to any Lender hereunder shall be made in accordance with the payment instructions of such Lender set forth on the signature page of such Lender hereunder or, if such Lender is an Assignee, set forth in the Assignment and Acceptance of such Lender.

2.6          Changes in Type of Revolving Credit Loan.

(a)           The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Revolving Credit Loans of one Type into a Borrowing or Borrowings of another permitted Type or to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (i) no partial continuation of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans, if a Default or Event of Default is in existence on the date of the proposed conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) no Interest Period in excess of one month may be selected for any LIBOR Loan if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such longer Interest Period (v) Borrowings resulting from continuations or conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2 and (vi) the outstanding principal amount of a Revolving Credit Loan of one Type may not be converted into a Borrowing of another permitted Type until the end of the current Interest Period for such Revolving Credit Loan.  Each such continuation or conversion shall be effected by the Borrower by giving the Administrative Agent at the location set forth in Section 11.2 prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice substantially in the form of Exhibit B (or telephonic notice promptly confirmed in writing) (each a “Notice of Continuation”) specifying the Revolving Credit Loans to be so continued or converted, the Type of Revolving Credit Loans to be continued or converted into and, if such Revolving Credit Loans are to be converted or continued as LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed continuation or conversion affecting any of its Revolving Credit Loans.  This Section shall not be construed to permit the Borrower to change the currency of any Borrowing.

(b)           If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.

(c)           If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans, as the case may be, into a Borrowing of ABR Loans, as the case may be, effective as of the expiration date of such current Interest Period.

2.7          Pro Rata Borrowings.

Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentage; provided that the Administrative Agent may adjust the proportions of the Lenders with respect to any Borrowing to be made by such Lenders to ensure that no Lender’s Revolving Credit Exposure (after granting its portion of such Borrowing) exceeds its Revolving Credit Commitment.  It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Revolving Credit Loans hereunder and that each Lender shall be obligated to make the Revolving Credit Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8          Interest and Fees.

(a)           The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise and both before and after default and judgment) at a rate per annum that shall at all times be equal to the Applicable Margin for ABR Loans plus the ABR in effect from time to time.

(b)           The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise and both before and after default and judgment) at a rate per annum that shall at all times be equal to the Applicable Margin for LIBOR Loans plus the relevant LIBOR.

(c)           If all or a portion of (i) the principal amount of any Revolving Credit Loan or (ii) any interest thereon or fees payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, equal to the rate that would otherwise be applicable thereto plus, to the extent permitted by applicable law, 2.00% (after as well as before maturity and judgment), (y) in the case of any overdue interest with respect to any Revolving Credit Loan, equal to the rate of interest applicable to such Revolving Credit Loan plus, to the extent permitted by applicable law, 2.00%, or (z) in the case of any overdue fees or other amounts owing hereunder, equal to the rate of interest then applicable to Revolving Credit Loans maintained as ABR Loans plus 2.00%, in each case from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before maturity and judgment).  All interest payable pursuant to this Section 2.8(c) shall be payable upon demand.

(d)           Interest on each Revolving Credit Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall, except as otherwise provided pursuant to Section 2.8(c), be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each of March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Revolving Credit Loan on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)           All computations of interest hereunder shall be made in accordance with Section 4.4.

(f)            The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9          Interest Periods.

At the time the Borrower gives a Notice of Borrowing or Notice of Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans prior to 10:00 a.m. (New York time) on the third Business Day prior to the applicable date of making or conversion or continuation of such LIBOR Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice of (or telephonic notice promptly confirmed in writing) the LIBOR Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be one, two, three or six months.  Notwithstanding anything to the contrary contained above:

(a)           the initial LIBOR Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each LIBOR Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding LIBOR Period expires;

(b)           if any LIBOR Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period, such LIBOR Period shall end on the last Business Day of the calendar month at the end of such LIBOR Period;

(c)           if any LIBOR Period would otherwise expire on a day that is not a Business Day, such LIBOR Period shall expire on the next succeeding Business Day; provided that if any LIBOR Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such LIBOR Period shall expire on the next preceding Business Day; and

(d)           the Borrower shall not be entitled to elect any LIBOR Period in respect of any LIBOR Loan if such LIBOR Period would extend beyond the applicable Revolving Credit Maturity Date of such LIBOR Loan.

2.10        Increased Costs, Illegality, etc.

(a)           In the event that any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)            on any date for determining LIBOR for a Borrowing of LIBOR Loans for any Interest Period that by reason of any changes arising on or after the date hereof affecting the London interbank market (x) deposits in Dollars in the principal amounts of the Revolving Credit Loans comprising such Borrowing are not readily available to such Lender in the London interbank market or (y) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR; or

(ii)           at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, but not limited to, a change in official reserve requirements (including any reserve requirements specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities” as therein defined), and/or (y) other circumstances affecting the London interbank market; or

(iii)          at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the London interbank market;

then, and in any such event, such Lender shall within a reasonable time thereafter give notice (if by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available from such Lender (and such Lender’s obligation to make such Revolving Credit Loans shall be suspended) until such time as such Lender notifies the Administrative Agent, the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice such Lender agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed, with respect to such Lender only, to be a Notice of Borrowing or Notice of Continuation for ABR Loans, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) other than any such increase or reduction attributable to taxes (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)           At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or 2.10(a)(iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Credit Event or Borrowing by way of conversion into a LIBOR Loan, cancel said Credit Event or Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or 2.10(a)(iii), or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)           If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11        Compensation.

If (a) any payment of principal of any LIBOR Loan, or any continuation of any LIBOR Loan, is made by the Borrower (or a replacement Lender in the case of Section 11.7) to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan pursuant to Section 2.5, 2.6, 2.10, 4.1 or 11.7, as a result of acceleration of the maturity of the Revolving Credit Loans pursuant to Article 9 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan as a result of a withdrawn Notice of Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 4.1, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12        Change of Lending Office.

Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 4.3 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Credit Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 4.3.

2.13        Notice of Certain Costs.

Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 4.3 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 4.3, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

ARTICLE 3
FEES; COMMITMENTS

3.1          Fees.

(a)           The Borrower agrees to pay to the Administrative Agent, for the account of each Lender (in each case pro rata according to the respective Available Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Revolving Credit Maturity Date on the average daily closing balances of the unused amount of the Total Revolving Credit Commitment.  Such commitment fee shall be payable in arrears (i) on the last Business Day of each of March, June, September and December (for the three-month period (or portion thereof) ended on such day) and (ii) on the Revolving Credit Maturity Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed during such period at the rate of 0.50% per annum on the average daily closing balances of the unused amount of the Total Revolving Credit Commitment.  Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 3.1.

(b)           The Borrower agrees to pay to the Administrative Agent, for the benefit of the Administrative Agent, the fees for acting as administrative agent in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent, as amended from time to time by agreement between the Administrative Agent and the Borrower.

(c)           The Borrower agrees to pay on the Closing Date to the Arranger, for the benefit of the Lenders, the fees in the amounts previously agreed to in writing by the Borrower and the Arranger and referred to in the term sheet for the financing contemplated hereby.

3.2          Voluntary Reduction of Revolving Credit Commitments.

Upon at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the Total Revolving Credit Commitment in whole or in part; provided that (i) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders, (ii) any partial reduction pursuant to this Section 3.2 shall be in the amount of at least $1,000,000 and (iii) after giving effect to any such partial reduction of the Total Revolving Credit Commitment, the Total Revolving Credit Commitment shall be at least $5,000,000.

3.3          Commitment Increases.

(a)           In the event that the Borrower wishes to increase the Total Revolving Credit Commitment, it shall notify the Administrative Agent in writing of the amount (the “Offered Increase Amount”) of such proposed increase (such notice, a “Commitment Increase Notice”).

(b)           The Borrower may, at its election, (i) offer one or more of the Lenders the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (d) below and/or (ii) with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), offer one or more additional banks, financial institutions or other entities the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (c) below.  Each Commitment Increase Notice shall specify which Lenders and/or banks, financial institutions or other entities the Borrower desires to participate in such Commitment Increase.  The Borrower or, if requested by the Borrower, the Administrative Agent, will notify such Lenders and/or banks, financial institutions or other entities of such offer.

(c)           Any additional bank, financial institution or other entity which the Borrower selects to offer participation in the increased Commitments and which elects to become a party to the Agreement and provide a Commitment in an amount so offered and accepted by it pursuant to Section 3.3(a)(ii) shall execute a New Lender Supplement (each a “New Lender Supplement”) with the Borrower and the Administrative Agent, substantially in the form of Exhibit E, whereupon such bank, financial institution or other entity (herein called a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule I shall be deemed to be amended to add the name and Commitment of such New Lender.

(d)           Any Lender which accepts an offer to it by the Borrower to increase its Commitment pursuant to Section 3.3(b)(i) shall, in each case, execute a Commitment Increase Supplement (each a “Commitment Increase Supplement”) with the Borrower and the Administrative Agent, substantially in the form of Exhibit F, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and Schedule I shall be deemed to be amended to increase the Commitment of such Lender.

(e)           If on the date upon which a bank, financial institution or other entity becomes a New Lender pursuant to subsection 3.3(c) or a Lender increases its Commitment pursuant to Section 3.3(d), there is an unpaid principal amount of Revolving Credit Loans, the Borrower shall borrow Revolving Credit Loans from the Lenders and/or (subject to compliance by the Borrower with Section 2.11) prepay Revolving Credit Loans of the Lenders such that, after giving effect thereto, the Revolving Credit Loans (including, without limitation, the Types thereof and Interest Periods with respect thereto) shall be held by the Lenders (including for such purposes the New Lenders) pro rata according to their respective Revolving Credit Commitment Percentages.

(f)            Notwithstanding anything to the contrary in this Section 3.3, prior to each New Lender Supplement and Commitment Increase Supplement becoming effective, and as condition precedents to such effectiveness, (i) the Borrower shall issue to the Administrative Agent additional First Mortgage Bonds, Series B in such aggregate principal amount as shall be required in order to cause the aggregate face amount of First Mortgage Bonds, Series B held by the Administrative Agent to be at least equal to the Total Revolving Credit Commitment after giving effect to such effectiveness, (ii) the Borrower shall furnish to the Administrative Agent copies of all documents required to be delivered to the trustee under the Second Supplemental Indenture in connection with the issuance of such First Mortgage Bonds, Series B and (iii) the Borrower shall furnish to the Administrative Agent such evidence of legal and corporate authority (including the approval by [FERC] and legal opinions from counsel to the Borrower) as the Administrative Agent may request in connection with such New Lender Supplement or Commitment Increase Supplement, as the case may be.  Notwithstanding anything to the contrary in this Section 3.3, in no event shall any transaction effected pursuant to this subsection cause the Total Revolving Credit Commitment to exceed $25,000,000 or to increase in an amount of less than $1,000,000.

(g)           Both on the date that the Borrower delivers a Commitment Increase Notice and the date that the Total Revolving Credit Commitment is increased as a result thereof, the

Borrower shall be deemed to represent and warrant that (both before and immediately after giving effect to such increase) all representations and warranties made by the Borrower herein are true and correct and no Default or Event of Default exists.

3.4          Mandatory Termination of Commitments.

The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York time) on the Revolving Credit Maturity Date.

ARTICLE 4
PAYMENTS

4.1          Prepayments.

The Borrower shall have the right to prepay any Borrowing, without premium or penalty, in whole or in part at any time and from time to time.  Such prepayment of Revolving Credit Loans shall be subject to the following conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) to be prepaid, which notice shall be given by the Borrower no later than 10:00 a.m. (New York time) three Business Days prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment shall be in an amount that is a multiple of $100,000 and in an aggregate principal amount of at least $5,000,000; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans; and (c) any prepayment of LIBOR Loans pursuant to this Section 4.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11; provided further that at the Borrower’s election in connection with any prepayment pursuant to this Section 4.1, such prepayment shall not be applied to any Revolving Credit Loan of a Defaulting Lender.  Each prepayment of a Borrowing shall be applied ratably to the Revolving Credit Loans included in the prepaid Borrowing.

4.2          Method and Place of Payment.

(a)           Except as otherwise specifically provided herein, all payments to be made by the Borrower under this Agreement shall be made, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of all the Lenders not later than 12:00 Noon (New York time) on the date when due.  Such payments shall be made in immediately available funds at the Funding Office, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Funding Office shall constitute the making of such payment to the extent of such funds held in such account.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day, otherwise the next Business Day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.  A payment shall be deemed to have been made by the Administrative Agent on the date on which it is required to be made under this Agreement if the Administrative Agent has, on or before such date, taken steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent in order to make such payment.

(b)           Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

4.3          Net Payments.

(a)           (i)            All payments made by the Borrower under each Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) (“Taxes”) except to the extent that such deduction or withholding is required by any applicable law, as modified by the administrative practice of any relevant Governmental Authority then in effect.  If any such Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the Borrower shall:

(A)          promptly notify the Administrative Agent of such requirement;

(B)           promptly pay to the relevant Governmental Authority when due the full amount required to be deducted or withheld (including the full amount of Taxes required to be deducted or withheld from any additional amount paid by such Borrower to the Administrative Agent or such Lender under this Section 4.3(a);

(C)           as promptly as possible thereafter, forward to the Administrative Agent and such Lender an official receipt (or a certified copy), or other documentation reasonably acceptable to the Administrative Agent and such Lender, evidencing such payment to such Governmental Authority; and

(D)          pay to the Administrative Agent or such Lender, in addition to the payment to which the Administrative Agent or such Lender is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender (free and clear of any such Taxes, whether assessed against the Borrower, the Administrative Agent or such Lender) will equal the full amount the Administrative Agent or such Lender would have received had no such deduction or withholding been required.

(ii)           If the Borrower fails to pay to the relevant Governmental Authority when due any Taxes that it was required to deduct or withhold under this Section 4.3(a) in respect of any payment to or for the benefit of the Administrative Agent or any Lender under this Agreement or fails to furnish the Administrative Agent or such Lender, as applicable, with the documentation referred to in Section 4.3(a) when required to do so, the Borrower shall forthwith on demand fully indemnify the Administrative Agent or such Lender for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent or such Lender as a result of such failure.

(iii)          The Borrower’s obligations under this Section 4.3(a) shall survive the termination of this Agreement and the payment of the Revolving Credit Loans and all other amounts payable hereunder.

(b)           Notwithstanding Section 4.3(a), the Borrower shall not be required to indemnify or pay any additional amounts in respect of withholding tax applicable to any amount payable under this Agreement pursuant to Section 4.3(a) above to any Non-U.S. Lender, except if any such Revolving Credit Loans were assigned, participated or transferred to such Non-U.S. Lender at the request of the Borrower or were assigned, participated or transferred to such Non-U.S. Lender following the occurrence of and during the continuance of an Event of Default pursuant to Section 9.1 or 9.5.

(c)           Each Non-U.S. Lender shall:

(i)            deliver to the Borrower and the Administrative Agent two copies of either (x) in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN, (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

(ii)           deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii)          obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested in writing by the Borrower or the Administrative Agent;

unless, in any such case, any change in treaty, law or regulation, has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.  Each Person that shall become a Participant pursuant to Section 11.6 or a Lender pursuant to Section 11.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 4.3(c), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(d)           If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with the Borrower in challenging such taxes at the Borrower’s expense if so requested by the Borrower.  If any Lender or the Administrative Agent, as applicable, receives a refund of, or credit for, a Tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund or credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower for such amount as the Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refund or credit as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required.  A Lender or Administrative Agent shall claim any refund or credit that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim.  Neither such Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (d) or any other provision of this Section 4.3.

4.4          Computations of Interest and Fees.

(a)           Interest on LIBOR Loans, ABR Loans accruing interest at the Federal Funds Effective Rate and Fees accruing pursuant to Section 3.1(a) shall be calculated on the basis of a 360 day year for the actual days elapsed.  Interest on all other ABR Loans and interest on overdue interest shall be calculated on the basis of a 365-day year for the actual days elapsed.

(b)           All interest payments to be made under this Agreement shall be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment of the amount on which such interest is accruing, and interest will accrue on overdue interest, if any.

(c)           The amount of costs and expenses required to be paid or reimbursed by the Borrower pursuant to Section 11.5 or any other provision of this Agreement or any other Credit

Document shall bear interest until paid, as well after as before demand, default, maturity and judgment, at the highest rate provided for in Section 2.8(c).

(d)           If interest is not paid on the indebtedness of the Borrower to the Lenders hereunder, or any part thereof, as and when interest is due and payable hereunder, unpaid interest shall bear interest until paid, as well after as before demand, default, maturity and judgment, at the rates provided for in Section 2.8(c).

4.5           Payments made under the First Mortgage Bonds, Series B

(a)           All payments of principal of First Mortgage Bonds, Series B made to the Administrative Agent shall be applied to the payment of the principal amount of the Revolving Credit Loans then due and payable as if such payment were made by the Borrower hereunder.

(b)           All payments of interest of First Mortgage Bonds, Series B made to the Administrative Agent shall be applied (i) first, to the payment of interest on Revolving Credit Loans, to the extent such interest is then due and payable hereunder, as if such payment were made by the Borrower hereunder, (ii) second, to the payment of fees hereunder, to the extent such fees are then due and payable hereunder, as if such payment were made by the Borrower hereunder and (iii) third, to the payment of any other amounts then due and payable by the Borrower hereunder, as if such payment were made by the Borrower hereunder (and, if insufficient are available to pay all such other amounts then due and payable, such payment shall be applied ratably to the payment of such other amounts then due and payable.

ARTICLE 5
CONDITIONS PRECEDENT

5.1           Conditions Precedent to Initial Borrowing.

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent:

(a)           Credit Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each of the parties hereto and (ii) a duly issued and authenticated First Mortgage Bond, Series B in the aggregate principal amount of $15,000,000

(b)           Closing Certificate.  The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

(c)           Proceedings of the Borrower.  The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each of the Borrower (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) the extensions of credit contemplated hereunder.

(d)           Organic Documents.  The Administrative Agent shall have received true and complete copies of the articles of incorporation and by-laws of the Borrower and a certificate of good standing with respect to the Borrower issued by its jurisdiction of incorporation or organization.

(e)           Fees.  The Administrative Agent shall have received the fees referred to in Section 3.1(c) to be received on the Closing Date.

(f)            Legal Opinions.  The Administrative Agent shall have received in form and substance reasonably satisfactory to it the executed legal opinions of (i) counsel to the Borrower with respect to the status and capacity of the Borrower, the due authorization, execution and delivery of the Credit Documents by the Borrower, the validity, binding effect, legality and enforceability of the Credit Documents, compliance with the Organic Documents of the Borrower and with applicable law and such other matters as the Arranger may reasonably request in form and substance satisfactory to the Arranger and (ii) special Michigan counsel to the Borrower with respect to the status and capacity of the Borrower, the due authorization, execution and delivery of the Credit Documents by the Borrower, the validity, binding effect, legality and enforceability of the Credit Documents, compliance with the Organic Documents of the Borrower and with applicable law and such other matters as the Arranger may reasonably request in form and substance satisfactory to the Arranger.

(g)           Opinion of Special New York Counsel to the Arranger.  An opinion, in form and substance reasonable satisfactory to the Arranger of Milbank, Tweed, Hadley & McCloy, LLP, special New York counsel to the Arranger (and the Arranger hereby instructs such counsel to deliver such opinion to the Lenders).

(h)           Repayment of Existing Indebtedness.  Evidence that the principal of and interest on, and all other amounts owing in respect of, the Indebtedness (including any contingent or other amounts payable in respect of letters of credit) outstanding under the Credit Agreement dated as of February 28, 2003 between the Borrower, the lenders party thereto, and Canadian Imperial bank of Commerce, as the administrative agent, shall have been repaid on the Closing Date, that any commitments to extend credit under the agreements or instruments relating to such Indebtedness shall have been canceled or terminated and that all guarantees in respect of, and all Liens securing, any such Indebtedness shall have been released (or arrangements for such release satisfactory to the Required Lenders shall have been made).

5.2           Conditions Precedent to All Credit Events.

The agreement of each Lender to make any Revolving Credit Loan requested to be made by it on any date (including its initial Revolving Credit Loans) is subject to the satisfaction of the following conditions precedent:

(a)           No Default; Representations and Warranties True and Correct.  At the time of each Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties made by the Borrower contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(b)           Notice of Borrowing.  Prior to the making of each Revolving Credit Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Lenders that all the applicable conditions specified above exist as of that time.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Revolving Credit Loans as provided for herein, the Borrower (as to itself and each of its Subsidiaries) makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Revolving Credit Loans.

6.1           Organizational Status.

The Borrower is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect), and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under each Credit Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

6.2           Capacity, Power and Authority.

The Borrower has the capacity, power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary action, partnership, corporate or otherwise, to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  The Borrower has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

6.3           No Violation.

Neither the execution, delivery nor performance by the Borrower of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof and the other transactions contemplated therein will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the Borrower’s Organic Documents.

6.4           Litigation.

There are no actions, suits or proceedings pending or, to the knowledge of the Borrower or any Subsidiary (after due internal inquiry), threatened with respect to the Business, the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

6.5           Governmental Approvals.

No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or notice to, any Governmental Authority (other than those that have been, or on the Closing Date will be, obtained and in full force and effect) is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document.

6.6           True and Complete Disclosure.

To the knowledge of the Borrower, after due inquiry:

(a)           All factual information and data (taken as a whole) heretofore or contemporaneously furnished (other than any projections and pro forma financial information), by or on behalf of the Borrower or any of its Subsidiaries or any of their respective authorized consultants, agents or representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein was true and complete in all material respects on the date as of which such information or data is dated or certified and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading at such time in light of the circumstances under which such statements were made.

(b)           The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were prepared in good faith based upon assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

6.7           Financial Condition; Financial Statements.

The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2002, reported on by independent public accountants of recognized national standing.  Such financial statements present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the respective dates of said statements and the results of operations for the respective periods covered thereby.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.  All balance sheets, all statements of income and of cash flow and all other financial information of each of the Borrower and its Subsidiaries furnished pursuant to Section 7.1 have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

6.8           Tax Returns and Payments.

Each of the Borrower and its Subsidiaries has filed all material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith.  The Borrower and each of its respective Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.

6.9           Environmental Matters.

Except as set forth in Schedule II:

(a)           Other than instances of noncompliance that could not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of its Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which the Borrower and each of its Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws) and (ii) the Borrower will comply and cause each of its Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and

(b)           Neither the Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

6.10         Properties.

The Borrower and each of its Subsidiaries has good title to or a leasehold or easement interest in all of its properties that are necessary for the operation of its respective business as currently conducted and as proposed to be conducted, free and clear in each case of all Liens (other than any Liens permitted by this Agreement) except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

6.11         Pension and Welfare Plans.

During the twelve-consecutive-month period prior to the Closing Date and prior to the date of any Credit Event hereunder, except as could not reasonably be expected have a Material Adverse Effect, (a) no steps have been taken to terminate any Pension Plan, (b) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, (c) no condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any liability, fine or penalty and (d) except as disclosed in Schedule III, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

6.12         Regulations U and X.

Neither the making of any Revolving Credit Loan hereunder nor the use of the proceeds thereof will violate the provisions of F.R.S. Board Regulation U or Regulation X.

6.13         Investment Company Act.

Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.14         No Material Adverse Change.

There has been no material adverse change in the business, assets, operations, property or financial condition of the Borrower and its Subsidiaries taken as a whole since December 31, 2002.

6.15         Deemed Repetition of Representations and Warranties.

The representations and warranties set out in Section 6.1 to 6.15 inclusive will be deemed to be repeated by the Borrower as of the date of each request for a new Borrowing by the Borrower (including conversions and continuations of Borrowings) and as of the date on which a Successor Borrower assumes all of the obligations of the Borrower under the Credit Documents pursuant to Section 8.2(a) (but after giving effect to such assumption), except to the extent that on or prior to such date (a) the Borrower has advised the Administrative Agent in writing of a variation in any such representation or warranty, and (b) the Required Lenders have approved such variation, and except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

ARTICLE 7
AFFIRMATIVE COVENANTS

The Borrower (on its own behalf and on behalf of each of its Subsidiaries) hereby covenants and agrees that on the Closing Date and thereafter, for so long as this Agreement is in effect and until the Revolving Commitment Maturity Date:

7.1           Information Covenants.

The Borrower will furnish to each Lender and the Administrative Agent:

(a)           Annual Financial Statements.  As soon as available and in any event on or before the date that is 90 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statement of operations and cash flows for such fiscal year prepared in accordance with GAAP, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent chartered accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of its Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 8.4 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b)           Quarterly Financial Statements.  As soon as available and in any event on or before the date that is 45 days after the end of each of the first three Fiscal Quarters in each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statement of operations for such Fiscal Quarter and for the elapsed portion of the fiscal year ended with the last day of such Fiscal Quarter, and the related consolidated statement of cash flows for such Fiscal Quarter and for the elapsed portion of the fiscal year ended with the last day of such Fiscal Quarter, and, other than any Fiscal Quarter ending during the fiscal year 2003, setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, and prepared in accordance with GAAP, all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

(c)           Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 7.1(a) and (b), a certificate of an Authorized Officer of the Borrower in substantially the form of Exhibit G (a “Compliance Certificate”) to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall be in form and detail satisfactory to the Administrative Agent, acting reasonably, and setting forth the calculations required to establish whether the Borrower was in compliance with the provisions of Section 8.4 as at the end of such fiscal year or period, as the case may be.

(d)           Notice of Default or Litigation.  Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending or threatened against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, together with a certificate of the Chief Financial Officer of the Borrower (in detail reasonably satisfactory to the Administrative Agent) setting forth the calculations required to establish whether the Borrower and its Subsidiaries are in pro forma compliance with Section 8.4 of this Agreement.

(e)           Environmental Matters.  Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge or notice of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)            Any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate (as defined below);

(ii)           Any condition or occurrence that (x) results in non-compliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Estate;

(iii)          Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)          The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Borrower’s response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by the Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(f)            Pension Plans.  Promptly after an Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof where the liability, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, notice of and copies of all documentation relating to (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower or any of its Subsidiaries furnish a bond or other security to such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty.

(g)           Other Information.  Promptly upon filing thereof, copies of any filings or registration statements with, and reports to, any Governmental Authority in any relevant jurisdiction by the Borrower or any of its Subsidiaries pursuant to applicable securities laws (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of its Subsidiaries shall send to the holders of any publicly issued securities of the Borrower and/or any of its Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

7.2           Books, Record and Inspections.

The Borrower will, and will cause each of its Subsidiaries to, (i) permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and its Subsidiaries in whomever’s possession to the extent that it is within the Borrower’s or such Subsidiary’s control to permit such inspection, and to examine the books of account of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, and (ii) permit officers and designated representatives of Lenders to view copies of contracts of the Borrower and its Subsidiaries (subject to reasonable confidentiality arrangements established by the Borrower), all at such reasonable times during normal business hours and intervals and to such reasonable extent as the Administrative Agent, the Required Lenders or the Lenders, as the case may be, may desire.

7.3           Maintenance of Insurance.

The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business.

7.4           Payment of Taxes.

The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its capital, income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

7.5           Organizational Existence.

The Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its corporate or other organizational rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that Borrower and its Subsidiaries may consummate any transaction permitted under Section 8.2.

7.6           Compliance with Statutes, Obligations, etc.

The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations and orders (including Environmental Laws), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.7           Good Repair.

The Borrower will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomever’s possession they may be to the extent that it is within the Borrower’s or its Subsidiary’s control to cause the same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

7.8           Transactions with Affiliates.

The Borrower will conduct, and will cause each of its Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are substantially as favorable to the Borrower or such Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to (a) the payment of customary annual fees to the Permitted Holders for management, consulting and financial services rendered to the Borrower and its Subsidiaries and customary investment banking fees paid to the Sponsors for services rendered to the Borrower and its Subsidiaries in connection with divestitures, acquisitions, financings and other transactions (b) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s length basis from unrelated third parties, (c) transactions between and among the Borrower and its wholly owned Subsidiaries that do not involve any other Affiliate and (d) transactions permitted by Section 8.4.

7.9           End of Fiscal Years; Fiscal Quarters.

The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to be comprised of twelve calendar months ending on December 31 of each year and (b) each of its, and each of its Subsidiaries’, Fiscal Quarters to end on dates consistent with such fiscal year-end; provided that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

7.10         Use of Proceeds.

The Borrower will use the proceeds of all the Revolving Credit Loans only for the purposes set forth in Section 2.1(b).

7.11         Changes in Business.

From the Closing Date, the Borrower and its Subsidiaries taken as a whole will not fundamentally and substantively alter the character of their business taken as a whole from the business conducted by the Borrower and its Subsidiaries taken as a whole on the Closing Date following the consummation of the Transactions and other business activities incidental or related to any of the foregoing (the “Business”).

ARTICLE 8
NEGATIVE COVENANTS

The Borrower (on its own behalf and on behalf of each of its Subsidiaries) hereby covenants and agrees that on the Closing Date and thereafter until the Revolving Commitment Maturity Date:

8.1           Limitation on Liens.

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except:

(a)           Permitted Liens;

(b)           Liens securing indebtedness incurred within 180 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets; provided that the principal amount of such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(c)           Liens existing on the Closing Date and as set out on Schedule IV;

(d)           Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired; provided that such Liens attach at all times only to the same assets that such Liens attached to and secure only the same Indebtedness that such Liens secured, immediately prior to such acquisition;

(e)           (i) Liens placed upon the Capital Stock or assets of any Subsidiary acquired to secure Indebtedness of the Borrower or any Subsidiary incurred in connection with such acquisition and (ii) Liens placed upon the assets of such Subsidiary acquired pursuant to an acquisition to secure a guarantee by such Subsidiary of any such Indebtedness of the Borrower or any Subsidiary;

(f)            the replacement, extension or renewal of any Lien permitted by clauses (a) through (e) above upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby; and

(g)           additional Liens so long as the aggregate principal amount of the obligations so secured during the term of this Agreement does not exceed $10,000,000 at any time except with respect to the First Mortgage Bonds, Series B.

8.2           Limitation on Fundamental Changes.

The Borrower will not enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)           any Subsidiary of the Borrower or any other Person may be merged or consolidated (including by way of liquidation or winding up) with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving entity or the Person formed by or surviving any such merger or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States or any State thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default is then existing and no

Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Section 8.4 as such covenants are recomputed as at the last day of the most recently ended Test Period under each such Section as if such merger or consolidation had occurred on the first day of such Test Period and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying the compliance referred to in clause (iv) above and stating that such merger or consolidation and such supplement to this Agreement comply with this Agreement and a legal opinion (in form and substance reasonably satisfactory to the Administrative Agent) with respect to the Credit Documents to be delivered, if any, pursuant to clause (ii) above; provided further that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement; and

(b)           the Borrower may enter into any merger or consolidation for the purpose of changing its organizational form from a corporation to a limited liability company or from a limited liability company to a corporation; provided that such change has no adverse affect on the rights of the Finance Parties.

8.3           Limitation on Dividends.

If any Default or Event of Default then exists or would result therefrom, the Borrower will not declare or pay any distributions (other than distributions payable solely in its Capital Stock) or return any capital to its shareholders or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any of its Capital Stock or the Capital Stock of any direct or indirect shareholder of the Borrower now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of its Capital Stock), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any Capital Stock of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its Capital Stock).

8.4           Debt to Capitalization Ratio.

The Borrower will not permit the Debt to Capitalization Ratio to be greater than 60% at any time on or after the Closing Date.

ARTICLE 9
EVENTS OF DEFAULT

Each of the following specified events or occurrences described in Sections 9.1 through 9.9 below shall constitute an “Event of Default”:

9.1           Payments.

The Borrower shall (a) default in the payment when due of any principal of the Revolving Credit Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Revolving Credit Loans or any Fees or of any other amounts owing hereunder or under any other Credit Document.

9.2           Representations, etc.

Any representation, warranty or statement made or deemed made by the Borrower herein or in the First Mortgage Bonds, Series B or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made (it being understood that, for purposes of the foregoing, the truth of the representations and warranties set forth in Section 6.6 shall be determined without reference to the knowledge of the Borrower).

9.3           Covenants.

The Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1(d), Section 7.11 or Article 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.1 or 9.2 or clause (a) of this Section 9.3) contained in this Agreement, or the First Mortgage Bonds, Series B and such default shall continue unremedied for a period of at least 30 days after the receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders.

9.4           Default Under Other Agreements.

(a)           The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness, in excess of $15,000,000 in the aggregate, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or

(b)           without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof.

9.5           Bankruptcy, etc.

The Borrower or any Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code as now or hereafter in effect, or any successor thereto or any similar legislation in any other applicable jurisdiction (collectively, the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any Subsidiary and the petition or application is not contested within 10 days after commencement of the case; or an involuntary case is commenced against the Borrower or any Subsidiary and the petition or application is not dismissed within 45 days after commencement of the case; or a receiver, trustee, liquidator, custodian or similar official is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Subsidiary or the Borrower or any Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Subsidiary itself; or there is commenced against the Borrower or any Subsidiary any such proceeding that remains undismissed for a period of 45 days; or the Borrower or any Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any Subsidiary makes a general assignment for the benefit of creditors, files under the Bankruptcy Act or takes a similar action under the Bankruptcy Act; or any corporate or similar action is taken by the Borrower or any Subsidiary for the purpose of effecting any of the foregoing; or the Borrower or any Subsidiary is unable to pay its debts as they fall due, or makes a general assignment for the benefit of or a composition with its creditors generally; or the Borrower or any Subsidiary takes any corporate or similar action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or insolvent re-organization or for the appointment of a liquidator, administrator or administrative receiver of it.

9.6           Security Documents.

The First Mortgage Bonds, Series B held by the Administrative Agent or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or the Borrower shall deny or disaffirm in writing its obligations under the First Mortgage Bonds, Series B held by the Administrative Agent.

9.7           Judgments.

One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $15,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof.

9.8           Change of Ownership.

A Change of Ownership shall occur.

9.9           Pension Plans.

Any of the following events shall occur with respect to any Pension Plan: (a) the institution of any steps by the Borrower or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan in respect of such termination; or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA, where in each case under clauses (a) or (b) such contribution, liability, obligation or Lien would reasonably be expected to have a Material Adverse Effect.

9.10         Remedies.

Upon the occurrence of any Event of Default described above, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitments of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Revolving Credit Loans and all obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (iii) exercise any other remedies that may be available under the Credit Documents or applicable law.

9.11         Remedies Cumulative.

The rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Credit Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity, and any single or partial exercise by the Lenders of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Lenders may be lawfully entitled for the same default or breach, and any waiver by the Administrative Agent or the Lenders of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Administrative Agent or the Lenders shall be deemed not to be a waiver of any subsequent default.  In the event that the Administrative Agent or the Lenders shall have proceeded to enforce any such right, remedy or power contained herein or in the other Credit Documents and such proceedings shall have been discontinued or abandoned for any reason, by written agreement between the Lenders and the Borrower, then in each such event the Borrower and the Lenders shall be restored to their former positions and the rights, remedies and powers of the Lenders shall continue as if no such proceedings had been taken.

ARTICLE 10
THE ADMINISTRATIVE AGENT

10.1         Appointment.

Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto (including the power to execute documents on behalf of the Lenders).  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.  The Documentation Agent and Arranger, in its capacities as such, shall not have any obligations, duties or responsibilities under any Credit Document.

10.2         Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3         Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or wilful misconduct as determined by a final judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer, employee, agent or consultant thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower.  The Administrative Agent shall not be under any obligation to any Lender to obtain the consent of any Person which is required in connection with an assignment by such Lender pursuant to

Section 11.6(a)(ii) or to ascertain whether a particular assignment by a Lender pursuant to Section 11.6(a)(ii) requires the consent of any particular Person.

10.4         Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or each of the Lenders if required pursuant to Section 11.1) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or each of the Lenders if required pursuant to Section 11.1), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Credit Loans.

10.5         Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the other Finance Parties.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or each of the Lenders if required pursuant to Section 11.1); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

10.6         Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Revolving Credit Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7         Indemnification.

(a)           The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower forthwith on demand, without any obligation to seek recovery from the Borrower first, and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Revolving Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Revolving Credit Loans shall have been paid in full, ratably in accordance with their respective portions of the Revolving Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Revolving Credit Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provide that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or wilful misconduct as determined by a final judgment of a court of competent jurisdiction.  The agreements in this Section 10.7 shall survive the payment of the Revolving Credit Loans and all other amounts payable hereunder.

10.8         Administrative Agent in Its Individual Capacity.

The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents.  With respect to the Revolving Credit Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9         Successor Agent.

The Administrative Agent may resign as Administrative Agent upon 20 days prior written notice to the Lenders and the Borrower.  If the Administrative Agent is in default of its obligations under this Agreement and the Required Lenders deem it advisable, the Lenders may terminate the Administrative Agent’s authority to act on behalf of the Lenders pursuant to this Article 10 upon 20 days prior written notice.  If the Administrative Agent shall resign or be terminated as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Revolving Credit Loans.  After any retiring Administrative Agent’s resignation or termination as Administrative Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

10.10       Borrower as a Lender.

Notwithstanding any other provision hereof, any Lender that is the Borrower or an Affiliate of the Borrower shall not be entitled to attend or be represented at any meeting of Lenders.

ARTICLE 11
MISCELLANEOUS

11.1         Amendments and Waivers.

Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1.  The Administrative Agent may, without the consent of the Lenders, enter into technical, minor or administrative amendments.  The Required Lenders may from time to time (a) enter into with the Borrower and Administrative Agent, as applicable, written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding or amending any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder, (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit

Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of, or extend or waive the final scheduled maturity date of, any Revolving Credit Loan, or reduce the stated rate of, forgive any portion of or extend the date for the payment of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the final expiration date of any Lender’s Revolving Credit Commitment or increase the amount of any of the Revolving Credit Commitments of any Lender or amend Section 3.2, in each case without the written consent of each Lender whose Revolving Credit Loan, interest, fee or Revolving Credit Commitment is changed as set forth above thereby, or (ii) amend, modify or waive any provision of this Section 11.1 or reduce the percentages specified in the definitions of the terms “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 8.2), in each case without the written consent of each Lender, or (iii) amend, modify or waive any provision of Article 10 without the written consent of the then-current Administrative Agent, or (iv) amend Section 4.2(a) to the extent that it relates to payments for the ratable account of Lenders without the written consent of each Lender directly and adversely affected thereby, in each case without the written consent of all the Lenders except as otherwise specifically provided in this Section 11.1 and provided further that at any time that no Default or Event of Default has occurred and is continuing, the Revolving Credit Commitment of any Lender may be increased for any purpose permitted hereunder, with the consent of such Lender, the Borrower and the Administrative Agent (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld) and without the consent of the Required Lenders, as provided for in this Section 11.1.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Revolving Credit Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

11.2         Notices.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received and, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter, in each case addressed as follows in the case of the Borrower, the Administrative Agent and as set forth on Schedule I in the case of each Lender (or as set forth in the Assignment and Acceptance or New Lender Supplement of any Lender which is an Assignee) or to such other address as may be hereafter notified by the respective parties hereto:

(a)           The Borrower:

International Transmission Company
1901 South Wagner
Ann Arbor, MI 48103-9715

Attention: John Flynn, Esq.
Facsimile No.:

with a copy to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY 10017-3954

Attention: James Cross
Facsimile No.: (212) 455-2502

(b)           The Administrative Agent:

Canadian Imperial Bank of Commerce
425 Lexington Avenue, 8th Floor
New York, NY 10017

Attention: April Varner
Facsimile No.:  (212) 856-3763

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.10, 3.2 and 4.1 shall not be effective until received.

11.3         No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4         Survival of Representations and Warranties.

All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Credit Loans hereunder.

11.5         Payment of Expenses and Taxes.

The Borrower agrees (a) to pay or reimburse the Arranger and the Administrative Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including the syndication of the Revolving Credit Commitments), including the reasonable fees, disbursements and other charges of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under, or “workout” or restructuring of, this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, defend and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents, and (d) to pay, indemnify, defend and hold harmless each Lender, the Arranger and the Administrative Agent and their respective directors, officers, employees, trustee, agents and Affiliates (collectively, the “Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable and documented fees, disbursements and other charges of counsel incurred in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or potential party thereto, and any fees or expenses incurred by any Indemnitee in enforcing this indemnity), whether direct, indirect or consequential, whether based on strict liability or negligence, and whether based on any federal, provincial or foreign laws, statutes, rules, regulations or guidelines (including Environmental Laws), common law, equity, contract or otherwise that may be imposed on, incurred by or asserted against any Indemnitee, in any manner arising out of or relating to (i) this Agreement, the other Credit Documents and any other agreements or documents contemplated hereby or thereby, the other transactions contemplated hereby (including the execution, delivery, enforcement, performance and administration of any of the Credit Documents and the breach by the Borrower of, or default by the Borrower under, any of the provisions of any of the Credit Documents, (ii) the violation of, non-compliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or applicable to any of the Real Estate, or (iii) any Environmental Claim or any Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, possession or control, or practice of, the Borrower or any of its Subsidiaries from time to time (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to indemnified liabilities arising from the gross negligence or wilful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction and provided further that the Borrower shall have no obligation hereunder to any Indemnitee with respect to claims to the extent relating to disputes among the Lenders, any of the Arranger and/or the Administrative Agent.  The agreements in this Section 11.5 shall survive repayment of the Revolving Credit Loans and all other amounts payable hereunder.

Each of the Lenders, the Arranger and the Administrative Agent agree that any and all of their respective rights under this Agreement, the other Credit Documents and any other agreements contemplated hereby and thereby, including recourse for any obligation or claim for any indemnification thereunder, is limited to recourse to the Borrower and its assets as contemplated hereby, and none of the direct or indirect limited partners, partners, shareholders, members of the Borrower or any of their respective employees, directors or officers shall have any obligations or liability, or be subject to any recourse, in respect of any such obligations or claims hereunder or thereunder.

11.6         Successors and Assigns; Participations and Assignments.

(a)           This Agreement shall be binding upon and inure to the benefit of, the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that, subject to Section 8.2(a), the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(i)            Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Revolving Credit Loan owing to such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder and under the other Credit Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Revolving Credit Loan for all purposes under this Agreement and the other Credit Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Credit Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would directly forgive any principal of any Revolving Credit Loan or reduce the stated rate, or forgive any portion, or postpone the date for the payment, of any principal, interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), increase the aggregate amount of the Revolving Credit Commitments of any Lender, postpone the date of the final scheduled maturity of any Revolving Credit Loan, in each case to the extent subject to such participation.  The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 11.8 as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 4.3 with respect to its participation in the Revolving Credit Commitments and the Revolving Credit Loans outstanding from time to time as if it were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(ii)           Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to (A) any Lender or any Affiliate thereof or Approved Fund with respect thereto (with the consent of the Borrower if any increased costs would result therefrom) or, (B) with the consent of the Borrower and the Administrative Agent (which in each case shall not be unreasonably withheld or delayed, it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority), to an additional bank or fund that is regularly engaged in making, purchasing or investing in loans or securities or a financial institution (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Credit Documents pursuant to an Assignment and Acceptance, substantially in the form prescribed from time to time by the Loan Syndications and Trading Association, with such modifications as the Administrative Agent shall require from time to time, executed by such Assignee and such assigning Lender (and, in the case of an Assignee that is not then a Lender, an Affiliate thereof or an Approved Fund with respect thereto, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, except in the case of an assignment of all of a Lender’s interests under this Agreement, unless otherwise agreed to by the Administrative Agent, no such assignment to an Assignee (other than any Lender, any Affiliate thereof or any Approved Fund with respect thereto) and its Affiliates shall be in an aggregate principal amount less than $2,500,000 in respect of Revolving Credit Loans.  Upon such execution, delivery, acceptance and recording (referred to as the “Assignment Effective Date”), (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment as set forth therein and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).  Notwithstanding any provision of this Agreement to the contrary, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.

(b)           Nothing herein shall prohibit any Lender from pledging or assigning all or any portion of its Revolving Credit Loans to any Federal Reserve Bank in accordance with applicable law, and any Lender that is an investment fund that invests in bank loans may, without the consent of the Borrower or the Administrative Agent, pledge or assign all or any portion of its Revolving Credit Loans and promissory notes evidencing such Revolving Credit Loans to any trustee or any other representative of holders of obligations owed or securities issued by such investment fund as security for such obligations or securities; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder, substitute any such pledgee or assignee for such Lender as party hereto or increase the obligations of the Borrower hereunder.  In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note in form satisfactory to such Lender, acting reasonably, evidencing the Revolving Credit Loans owing to such Lender.

(c)           The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in Section 11.2 a copy of each Assignment and Acceptance and New Lender Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Revolving Credit Loans (whether or not evidenced by a promissory note) owing to, each Lender from time to time.  Notwithstanding Section 2.5, the entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Revolving Credit Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Credit Documents, notwithstanding any notice to the contrary.  Any assignment of any Revolving Credit Loan or other obligation hereunder (whether or not evidenced by a promissory note) shall be effective only upon appropriate entries with respect thereto being made in the Register.  Any assignment of all or part of a Revolving Credit Loan evidenced by a promissory note shall be registered on the Register only upon surrender for registration of assignment or transfer of such promissory note evidencing such Revolving Credit Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new promissory notes in the same aggregate principal amount shall be issued to the designated Assignee and the old promissory notes shall be returned by the Administrative Agent to the Borrower marked “cancelled”.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d)           The Administrative Agent shall (i) upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender, an Affiliate thereof or an Approved Fund with respect thereto, by the Borrower, together with payment to the Administrative Agent of a registration and processing fee of $3,500, promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register.

(e)           Subject to Section 11.17, the Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement; provided that neither the Administrative Agent nor any Lender shall provide to any Transferee or prospective Transferee any of the Confidential Information unless such person shall have previously executed a Confidentiality Agreement substantially in the form prescribed from time to time by the Loan Sales and Trading Association.

11.7         Replacements of Lenders under Certain Circumstances.

(a)           The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 4.3, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement bank or institution shall purchase, at par, all Revolving Credit Loans and other amounts (other than any disputed amount) pursuant to Section 2.10, 2.11 or 4.3, as the case may be, owing to such replaced Lender prior to the date of replacement or as a result of such replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)           In the event that S&P or Moody’s shall, after the date that any Lender with a Revolving Credit Commitment becomes a Lender, downgrade the long-term certificate of deposit rating or long-term senior unsecured debt rating of such Lender, and the resulting rating shall be below BBB- or Baa3 respectively, then the Borrower shall have the right, but not the obligation, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Assignee in accordance with and subject to the restrictions contained in Section 11.6, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 11.6) all its interests, rights and obligations in respect of its Revolving Credit Commitment under this Agreement to such Assignee; provided that (i) no such assignment shall conflict with any law, regulation or order of any governmental authority and (ii) such Assignee shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest and fees (if any) accrued to the date of payment on the Revolving Credit Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

11.8         Adjustments; Set-off.

(a)           Upon termination of the Total Revolving Credit Commitment and each Lender’s Revolving Credit Commitment, the Administrative Agent shall calculate each Lender’s Revolving Credit Commitment Percentage based on such Lender’s Revolving Credit Exposure at such time.  If any Lender’s Revolving Credit Commitment Percentage calculated on such basis is greater than the ratio of such Lender’s Revolving Credit Commitment to the Total Revolving Credit Commitment (such Lender, a “Selling Lender”), then each of the other Lenders’ whose Revolving Credit Commitment Percentage calculated on the basis of Revolving Credit Exposure is less than such other Lender’s Revolving Credit Commitment Percentage calculated on the basis of its Revolving Credit Commitment (each such other Lender, a “Purchasing Lender”) shall purchase for cash from the Selling Lender, without recourse or representation or warranty (other than as to ownership and no Liens or claims by any Person), an interest in the Revolving Credit Exposure of the Selling Lender at par in such amount as would result in a pro rata participation (based on Revolving Credit Commitments) by each Lender, in the aggregate Revolving Credit Exposure of all the Lenders.  The Administrative Agent, upon consultation with the applicable Lenders, shall have the power to settle any documentation required to evidence any such purchase and, if deemed advisable by the Administrative Agent, to execute any document as attorney for any Lender in order to complete any such purchase.  The Borrower acknowledges that the foregoing arrangements are to be settled by the Lenders among themselves, and the Borrower expressly consents to the foregoing arrangements among the Lenders.  The Administrative Agent shall recalculate each Lender’s Revolving Credit Commitment Percentage from time to time after termination of the Total Revolving Credit Commitment and each Lender’s Revolving Credit Commitment on the basis hereinbefore provided and the Lenders shall adjust their respective Revolving Credit Commitment Percentages from time to time in accordance with this Section 11.8(a) as may be required.

(b)           After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

(c)           If any Finance Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Event (other than pursuant to the terms of Section 2.10, 2.11 or 4.3) in excess of its pro rata share of payments obtained by all Finance Parties, such Finance Party shall purchase from the other Finance Parties such participations in Credit Events made by them as shall be necessary to cause such purchasing Finance Party to share the excess payment or other recovery ratably (to the extent such other Finance Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Finance Party, the purchase shall be rescinded and each Finance Party which has sold a participation to the purchasing Finance Party shall repay to the purchasing Finance Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Finance Party’s ratable share (according to the proportion of (a) the amount of such selling Finance Party’s required repayment to the purchasing Finance Party to (b) total amount so recovered from the purchasing Finance Party) of any interest or other amount paid or payable by the purchasing Finance Party in respect of the total amount so recovered.  The Borrower agrees that any Finance Party purchasing a participation from another Finance Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to clause (b) above) with respect to such participation as fully as if such Finance Party were the direct creditor of the Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar law any Finance Party receives a secured claim in lieu of a setoff to which this Section applies, such Finance Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

11.9         Marshalling; Payments Set Aside.

Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Borrower’s obligations hereunder.  To the extent that the Borrower makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent for the benefit of Lenders), or the Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other provincial, state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.10       Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.11       Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12       Integration.

This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

11.13       Governing Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES APPLICABLE THEREIN (EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE WHICH MIGHT REFER SUCH CONSTRUCTION TO THE LAWS OF ANOTHER JURISDICTION).

11.14       Submission to Jurisdiction; Waivers.

The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected in accordance with the local rules of civil procedure or by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.14 any special, exemplary, punitive or consequential damages.

11.15      Acknowledgements.

The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents to which it is a party;

(b)           neither the Administrative Agent nor any Lender (in any capacity) has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents to which it is a party, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Credit Documents to which the Borrower is a party or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.16      Waivers of Jury Trial.

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY AND FOR ANY COUNTERCLAIM THEREIN.

11.17      Confidentiality.

The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any Governmental Authority, representatives thereof or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender or pursuant to legal process or to such Lender’s or the Administrative Agent’s lawyers, professional advisors or independent auditors or Affiliates; provided that, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition or regulatory compliance of such Lender by such Governmental Authority or in connection with ratings by such rating agency with respect to such Lender) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower.  Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Revolving Credit Loans made hereunder any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement substantially in the form prescribed from time to time by the Loan Sales and Trading Association.  Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure.  Further, each party hereto acknowledges that it has no proprietary rights to any tax matter or tax idea related to the transactions contemplated by this Agreement.  For this purpose the tax treatment of the transactions contemplated by this Agreement is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transaction.

11.18      Treatment of Revolving Credit Loans.

(a)  The Borrower does not intend to treat the Revolving Credit Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

(b)  The Borrower acknowledges that the Administrative Agent and one or more of the Lenders may treat its Revolving Credit Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

INTERNATIONAL TRANSMISSION COMPANY, as the Borrower

By:
Name:
Title:

CANADIAN IMPERIAL BANK OF COMMERCE, as the Administrative Agent and as a Lender

By:
Name:
Title:

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH, as a Lender and as Documentation Agent and Arranger

By:
Name:
Title:

SCHEDULE I

COMMITMENTS

LENDER	REVOLVING CREDIT COMMITMENT	REVOLVING CREDIT COMMITMENT PERCENTAGE
Credit Suisse First Boston	$10,000,000	66.67%
Canadian Imperial Bank of Commerce	$5,000,000	33.33%
Total amount	$15,000,000

SCHEDULE II

ENVIRONMENTAL MATTERS

None.

SCHEDULE III

PENSION AND WELFARE MATTERS

Certain employees under the following plans will be entitled to post-retirement benefits which are not required under continuation coverage:

ITC Welfare Benefits Plan

ITC Post Retiree Medical Trust

ITC Management Supplemental Benefit Plan

SCHEDULE IV

OUTSTANDING LIENS ON CLOSING DATE

Secured Party	Description of Indebtedness

BNY Midwest Trust Company, Trustee	First Mortgage Bonds issued pursuant to the First Mortgage and Deed of Trust, dated July 16, 2003 and all Supplemental Indentures thereto.

SCHEDULE V

SENIOR MANAGEMENT

Joseph L. Welch, President and Chief Executive Officer

Linda Blair, Vice President – Policy & Business Development

Larry Burneel, Vice President – Federal Affairs

Jim Cyrulewski, Vice President – Operations Manager, MEPCC

Joseph R. Dudak, Vice President – Resource and Asset Management

John H. Flynn, Vice President and General Counsel

Edward M. Rahill, Vice President – Finance and Chief Financial Officer

Richard Shultz, Vice President – Engineering

EXHIBIT A

[Form of Notice of Borrowing]

NOTICE OF BORROWING

TO:         [        ]
Attention:  [        ]
Facsimile No.: [        ]

Pursuant to the Revolving Credit Agreement, dated as of July 16, 2003 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among International Transmission Company, a Michigan corporation (the “Borrower”), the Lenders, and Canadian Imperial Bank of Commerce, as the Administrative Agent, this represents the Borrower’s request to borrow as follows:

Revolving Credit Loan:

1.     Date of borrowing:

2.     Amount of borrowing:

3.     Lender(s):               Lenders, in accordance with their Revolving Credit Commitments under the Revolving Credit Agreement

4.     Interest rate option:

Please wire transfer the proceeds of the Borrowing in accordance with the funds flow memorandum delivered under separate cover.

The undersigned officer, to the best of his or her knowledge, in his or her capacity as an officer of the Borrower certifies that:

(i)            All representations and warranties made by the Borrower contained in the Revolving Credit Agreement and in the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); and

(ii)           No event has occurred and is continuing or would result from the consummation of the Borrowing contemplated hereby that would constitute a Default or an Event of Default.

Dated:

INTERNATIONAL TRANSMISSION COMPANY

By:
Name:
Title:

EXHIBIT B

[Form of Notice of Continuation]

TO:                         Canadian Imperial Bank of Commerce, as Administrative Agent under the Credit Agreement (as defined below)
425 Lexington Avenue
New York, NY  10017
Attention:  April Varner
Facsimile No.:  (212) 856-3763

Pursuant to the Credit Agreement, dated as of July 16, 2003 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among International Transmission Company, a Michigan corporation (the “Borrower”), the various financial institutions and other persons from time to time referred to as “Lenders” in the Credit Agreement (the “Lenders”), Canadian Imperial Bank of Commerce, as the Administrative Agent and Credit Suisse First Boston, Cayman Islands Branch as Documentation Agent and Arranger, this represents the Borrower’s request to continue Revolving Credit Loans as follows:

1.             Date of continuation or conversion:

                                          ,

2.             Amount of Revolving Credit Loans being continued or converted:

$

3.             Nature of continuation or conversion:

a.	Conversion of a LIBOR Loan as an ABR Loan
b.	Conversion of an ABR Loan as a LIBOR Loan
c.	Continuation (rollover) of LIBOR Loans as LIBOR Loans

4.             If Revolving Credit Loans are being continued as or converted into LIBOR Loans, the duration of the new Interest Period that commences on the continuation or conversion date:

                 month(s)

The undersigned officer, to the best of his or her knowledge, in his or her capacity as an officer of the Borrower, certifies that:

(i)            All representations and warranties made by the Borrower contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); and

(ii)           No event has occurred and is continuing or would result from the consummation of the Borrowing contemplated hereby that would constitute a Default or an Event of Default.

Dated:

INTERNATIONAL TRANSMISSION COMPANY

By:
Name:
Title:

EXHIBIT C

[Form of Closing Certificate]

CLOSING CERTIFICATE

INTERNATIONAL TRANSMISSION COMPANY

TO:         The Lenders and the Administrative Agent (each, as defined below)

RE:         Revolving Credit Agreement, dated as of July 16, 2003 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Revolving Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among International Transmission Company, a Michigan corporation (the “Borrower”), the Lenders, and Canadian Imperial Bank of Commerce, as the Administrative Agent.

The undersigned, an Authorized Officer of the Borrower, hereby certifies to the best of my knowledge, information and belief, for and on behalf of the Borrower, and not in my personal capacity, in connection with the initial Borrowing on this date under the Revolving Credit Agreement, that:

1.             the conditions precedent set forth in the Revolving Credit Agreement were satisfied as of the Closing Date;

2.             attached to this certificate as Schedule A is a correct and complete copy of all of the by-laws of the Borrower and such by-laws are in full force and effect at the date hereof and neither the directors nor the shareholders of the Borrower have passed, confirmed or consented to any amendments or variations to such by-laws;

3.             attached to this certificate as Schedule B is a correct and complete copy of a resolution of the board of directors of the Borrower, dated [        ], 2003, which resolution is in full force and effect, unamended, at the date hereof; and

4.             the following persons are duly elected or appointed directors and/or officers of the Borrower and a specimen signature of each such person is as set out opposite his or her name below:

the following persons are duly elected or appointed directors and/or officers of the Borrower and a specimen signature of each such person is as set out opposite his or her name below:

[Joseph Welch
President and Chief Executive
Officer]

[John Flynn
Secretary, Vice President and
General Counsel]

Dated:

[Joseph Welch
President and Chief Executive Officer]

I,                          ,                                of the Borrower, DO HEREBY CERTIFY that                          has been duly elected (or appointed) and has duly qualified as, and on this day is, the                               of the Borrower, and the signature above is his genuine signature.

IN WITNESS WHEREOF, I have signed this Certificate this     day of July, 2003.

[John Flynn
Secretary]

EXHIBIT D

[Form of First Mortgage Bond, Series B]

SERIES B BOND

THIS SECURITY IS NOT TRANSFERABLE EXCEPT TO A SUCCESSOR ADMINISTRATIVE AGENT UNDER THE CREDIT AGREEMENT DATED AS OF JULY 16, 2003 AMONG INTERNATIONAL TRANSMISSION COMPANY, THE LENDERS PARTY THERETO, THE ADMINISTRATIVE AGENT REFERRED TO THEREIN AND THE OTHER PARTIES THERETO FROM TIME TO TIME, AS AMENDED FROM TIME TO TIME.

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT, AS AMENDED FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES OR (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) AND (II) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

INTERNATIONAL TRANSMISSION COMPANY
FIRST MORTGAGE BONDS, SERIES B DUE FEBRUARY 28, 2006

$15,000,000

No. 1

INTERNATIONAL TRANSMISSION COMPANY, a corporation duly organized and existing under the laws of the State of Michigan (herein called the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to the Administrative Agent under the Credit Agreement referred to below, or registered assigns, the principal sum of FIFTEEN MILLION DOLLARS ($15,000,000) on February 28, 2006, or such lesser principal amount of loans as may be outstanding on said date under the Credit Agreement, and to pay interest thereon from July 16, 2003, or such later date as the Credit Agreement shall be executed and delivered, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, in arrears, at such rate per annum on each Interest Payment Date and at maturity as shall, except to the extent payment has been made in respect of the Company’s obligations under the Credit Agreement as discussed below, cause the amount of interest payable on this Series B Bonds to equal the amount of interest, fees and other amounts (excluding principal) payable on such Interest Payment Date under the Credit Agreement.  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (as defined below) will, as provided in such Indenture, be paid to the Person in whose name the Series B Bonds are registered at the close of business on the Regular Record Date for such interest, fees and other amounts (excluding principal). Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may be paid to the Person in whose name this Series B Bond is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given as provided in the Indenture.

Payment of the principal of and interest and any other amounts due on the Series B Bonds will be made at the office or agency of the Company maintained for that purpose in the City of New York, State of New York or at the office or place of business of the Trustee or its successor in trust under the Original Indenture hereinafter referenced, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts; provided, however, that at the option of the Company payments of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register Holders must surrender Series B Bonds to a Paying Agent to collect principal payments.

The Series B Bonds have been issued in connection with the Credit Agreement dated as of July 16, 2003 (as amended from time to time, the “Credit Agreement”) among the Company, the lenders party thereto (the “Lenders”), the administrative agent referred to therein (including and successor administrative agent, the “Administrative Agent”) and any other parties thereto from time to time, to secure payment when due of all obligations of the Company under the Credit Agreement.  Nothing contained in the Series B Bonds shall be deemed to prejudice the rights and remedies of the Lenders or the Administrative Agent, or the obligations of the Company, under the Credit Agreement.

For purposes of the term “Interest Payment Date” as used in the Series B Bonds, interest shall be payable on the same dates as interest, fees and other amounts are payable from time to time under the Credit Agreement until the maturity of the Series B Bonds, or until the payment of all the Company’s obligations and the termination of the Lenders’ commitments under the Credit Agreement, or if the Company defaults in the payment of principal or interest due on the Series B Bonds, until such principal and interest shall have been paid in full and the Company’s obligations with respect thereto discharged as provided in the Indenture.  The amount of interest, fees and other amounts payable from time to time under the Credit Agreement, the bases on which such interest, fees and other amounts are calculated and the dates on which such interest, fees and amounts are payable are set forth in the Credit Agreement.

A payment of the principal, interest, fees or other amounts made in respect of the Company’s obligations under the Credit Agreement shall be deemed a payment in respect of the respective obligations under the Series B Bonds.  The obligation of the Company to make payments with respect to principal of and interest on the Series B Bonds shall be fully satisfied and discharged to the extent that, at any time that such payment shall be due, the Company shall have paid fully the then due principal, interest, fees and other amounts, as the case may be, due under the Credit Agreement.  The Series B Bonds shall be automatically deemed fully paid and cancelled upon payment in full of all outstanding amounts owing under the Credit Agreement and termination of the commitments thereunder.

The Trustee may conclusively presume that the obligation of the Company to pay the principal of an interest on the Series B Bonds shall have been fully satisfied and discharged unless and until it shall have received a written notice from the Administrative Agent, signed by an authorized officer of the Administrative Agent, stating that the payment of principal and interest of the Series B Bonds has not been fully paid when due and specifying the amount of the funds required to make such payment.

Before any transfer of this Series B Bond by the registered holder or its legal representative will be recognized or given effect by the Company or the Trustee, the registered holder shall note the amounts of all reductions in the Lenders’ commitments under the Credit Agreement, and shall notify the Company and the Trustee of the name and address of the transferee and shall afford the Company and the Trustee the opportunity to verify the notation of such reductions.

Reference is hereby made to the further provisions of the Series B Bonds set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture (hereinafter referenced), this Series B Bond shall not be entitled to any benefits under the Indenture (hereinafter referenced), or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, INTERNATIONAL TRANSMISSION COMPANY has caused this Series B Bond to be duly executed.

Dated: July 16, 2003	INTERNATIONAL TRANSMISSION COMPANY

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Series B Bonds of the series designated therein referred to in the within-mentioned Indenture.

Date: July 16, 2003	BNY MIDWEST TRUST COMPANY,
as Trustee,

By:
Name:
Title:

REVERSE OF SERIES B BOND

This First Mortgage Bond, Series B is one of the duly authorized issue of debentures, bonds, notes or other evidences of indebtedness of the Company (herein sometimes referred to as the “Series B Bonds”), of the series hereinafter specified, all issued or to be issued under and pursuant to the Original Indenture dated as of July 15, 2003, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, each dated as of July 15, 2003 (as so supplemented, the “Indenture”), duly executed and delivered by the Company and BNY Midwest Trust Company, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, obligations, duties and immunities thereunder of the Trustee and any agent of the Trustee, any Paying Agent, the Company and the Holders of the Series B Bonds and of the terms upon which the Series B Bonds are issued and are to be authenticated and delivered.  This Security is one of the series designated on the face hereof, which series is initially limited in aggregate principal amount to $15,000,000 issued on the Issue Date; provided that the Company may from time to time or at any time, without the consent of the Holders of the Series B Bonds issue additional Securities, including additional Series B Bonds up to the amount permitted under the Indenture, which additional Series B Bonds shall, if issued, increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Series B Bonds issued on the Issue Date such that the Company’s obligations to pay the principal amount of all Series B Bonds outstanding at any time shall not exceed the Company’s obligations to pay the aggregate pincipal amount of loans outstanding under the Credit Agreement at such time, and the Company shall not be obligated to pay interest on the Series B Bonds in excess of the interest, fees and other amounts (excluding principal) payable by the Company under the Credit Agreement.  By the terms of the Indenture, additional Securities of other separate series, which may vary as to date, aggregate principal amount, Stated Maturity, interest rate or method of calculating the interest rate, redemption provisions and in other respects as therein provided, may be issued in an unlimited amount.

The Series B Bonds may not be redeemed in whole or in part, provided, that nothing contained in this Series B Bond or in the Indenture shall limit the right of the Company to prepay loans under the Credit Agreement having the effect on the principal amount of the Series B Bonds set forth on the face hereof.

The Indenture contains provisions for defeasance of (a) the entire indebtedness of the Series B Bonds and (b) certain restrictive covenants upon compliance by the Company with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Series B Bonds shall occur and be continuing, the unpaid principal of the Series B Bonds may be declared due and payable in the manner and with the effect provided in the Indenture.  Further, notwithstanding whether there is otherwise a default or Event of Default under the Series B Bonds, if the maturity of the loans under the Credit Agreement is accelerated as provided in the Credit Agreement, there shall immediately be an Event of Default with respect to the Series B Bonds and the unpaid principal of the Series B Bonds shall thereupon become immediately due and payable without any action by the Holders of any Series B Bonds or any other Securities, and without presentment, demand, protest or any other notice of any kind, all of which are hereby waived by the Company.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected (voting as a class). The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of the Securities of this series shall be conclusive and binding upon such Holder and upon all future Holders of the Securities of this series and of any Securities of this series issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon the Securities of this series.

No reference herein to the Indenture and no provision of the Series B Bonds or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest, if any, on the Series B Bonds at the times, place and rate, and in the coin or currency, herein prescribed. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of the Series B Bonds is registrable in the Security Register, upon surrender of the Series B Bonds for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest, if any, on the Series B Bonds are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Series B Bonds of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Series B Bonds are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.  As provided in the Indenture and subject to certain limitations therein set forth, the Series B Bonds are exchangeable for a like aggregate principal amount of Series B Bonds of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of the Series B Bonds for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name the Series B Bonds are registered as the owner hereof for all purposes, whether or not the Series B

Bonds be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Series B Bonds are not subject to any sinking fund.

The Series B Bonds are entitled to the benefit of the Lien under the Indenture.

Each Holder, by accepting a Series B Bond, agrees to be bound by all the terms and provisions of the Indenture, as the same may be amended from time to time in accordance with its terms.

This Series B Bond shall be governed by and construed in accordance with the law of the State of New York, except, if the Indenture governing this Series B Bond shall become qualified and shall become subject to the Trust Indenture Act, to the extent that the Trust Indenture Act shall be applicable, and except to the extent that the law of any jurisdiction wherein any portion of the Mortgaged Property is located shall mandatorily govern the creation of a mortgage lien on and security interest in, or perfection, priority or enforcement of the Lien of the Indenture or exercise of remedies with respect to, such portion of the Mortgaged Property.

All capitalized terms used but not defined in this Series B Bond shall have the meanings assigned to them in the Indenture.

TRANSFER NOTICE

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

please print or typewrite name and address including zip code of assignee the within Series B Bond and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Series B Bond on the books of the Security Registrar with full power of substitution in the premises.

In connection with any transfer of this Certificate occurring prior to the date that is the earlier of the date of an effective Registration Statement or the date two years after the later of the original issuance of this Security or the last date on which this Security was held by International Transmission Company or any affiliate of International Transmission Company, the undersigned confirms that without utilizing any general solicitation or general advertising that pursuant to an exemption from registration under the Securities Act of 1933, as amended:

[Check One]

☐ (a) the Series B Bonds are being transferred to a person whom we reasonably believe is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) (a “QIB”) that purchases for its own account or for the account of one or more QIBs to whom notice has been given that the resale, pledge or transfer is being made in reliance on Rule 144A under the Securities Act;

or

☐ (b) the Series B Bonds are being transferred other than in accordance with (a) above and documents are being furnished that comply with the conditions of transfer set forth in this Series B Bond and the Indenture.

The Security Registrar shall not be obligated to register this Security in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 207 of the Second Supplemental Indenture shall have been satisfied.

Date: [ , ]	By:
Name:
Title:

NOTE: The signature must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution of, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT E

[Form of New Lender Supplement]

Reference is made to the REVOLVING CREDIT AGREEMENT, dated as of July 16, 2003, among INTERNATIONAL TRANSMISSION COMPANY, a Michigan corporation (the “Borrower”), various financial institutions and other Persons from time to time parties referred to as lenders (the “Lenders”) and CANADIAN IMPERIAL BANK OF COMMERCE (“CIBC”), as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used and not defined herein have the respective meanings assigned thereto in the Credit Agreement.

Upon execution and delivery of this New Lender Supplement by the parties hereto as provided in Section 3.3 of the Credit Agreement and subject to the conditions precedent set forth in said section, the undersigned hereby becomes a Lender thereunder having the Revolving Credit Commitments set forth opposite it signature below, effective as of the date hereof.

This New Lender Supplement shall be construed in accordance with and governed by the law of the State of New York.  This New Lender Supplement may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing to such address listed below or as may be hereafter notified by the respective parties hereto:

(a)           The Borrower:

International Transmission Company
1901 South Wagner
Ann Arbor, MI 48103-9715

Attention: John Flynn, Esq.
Facsimile No.:

with a copy to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY 10017-3954

Attention: James Cross
Facsimile No.: (212) 455-2502

(b)           The Administrative Agent:

Canadian Imperial Bank of Commerce
425 Lexington Avenue, 8th Floor
New York, NY 10017

Attention: April Varner
Facsimile No.:  (212) 856-3763

IN WITNESS WHEREOF, the parties hereto have caused this New Lender Supplement to be duly executed and delivered by their proper and duly authorized officers as of this      day of         , 200  .

Revolving Credit Commitments:
Name of Lender

By:
Name:
Title:

Accepted and agreed:
INTERNATIONAL TRANSMISSION COMPANY

By:
Name:
Title:

CANADIAN IMPERIAL BANK OF COMMERCE
as Administrative Agent

By:
Name:
Title:

EXHIBIT F

[Form of Commitment Increase Supplement]

SUPPLEMENT, dated                          , to Revolving Credit Agreement, dated as of July 16, 2003 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among International Transmission Company, a Michigan corporation (the “Borrower”), the Lenders, and Canadian Imperial Bank of Commerce, as the Administrative Agent.

W I T N E S S E T H :

WHEREAS, the Credit Agreement provides in Section 3.3(d) thereof that any Lender with (when applicable) the consent of the Borrower may increase the amount of its Commitment by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned now desires to increase the amount of its Commitment under the Credit Agreement;

NOW THEREFORE, the undersigned hereby agrees as follows:

1.                The undersigned agrees, subject to the terms and conditions of the Credit Agreement, that on the effective date of this Supplement, it shall have its Commitment increased by $                       , thereby making the amount of its Commitment $                               .

2.                Terms defined in the Credit Agreement shall have their defined meanings when used herein.

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

Accepted this day of
, .

INTERNATIONAL TRANSMISSION COMPANY

By:
Name:
Title:

Accepted this day of
, .

CANADIAN IMPERIAL BANK OF
COMMERCE, as Administrative Agent

By:
Name:
Title:

EXHIBIT G

[Form of Compliance Certificate]

TO:         The Lenders and the Administrative Agent

The undersigned, an Authorized Officer of International Transmission Company (the “Borrower”), in such capacity and not personally, hereby certifies to the best of my knowledge, information and belief that:

1.             I am the duly appointed                                                                                                   of the Borrower named in the Credit Agreement, dated as of July 16, 2003 (as the same may be amended, modified, supplemented, restated or replaced from time to time, the “Credit Agreement”), among International Transmission Company, a Michigan corporation (the “Borrower”), the Lenders, Canadian Imperial Bank of Commerce, as the Administrative Agent and Credit Suisse First Boston, Cayman Islands Branch as Documentation Agent and Arranger and as such I am providing this certificate for and on behalf of the Borrower pursuant to Section 7.1(c) of the Credit Agreement. Unless the context otherwise requires, capitalized terms in the Credit Agreement which appear herein without definitions shall have the meanings ascribed thereto in the Credit Agreement.

2.             I am familiar with and have examined the provisions of the Credit Agreement including those of Articles 6, 7, 8 and 9 therein and have reviewed and am familiar with the contents of this certificate.

3.             Delivered herewith are the financial statements required to be delivered pursuant to Section 7.1[(a)] [(b)] of the Credit Agreement.

4.             No Default or Event of Default has occurred and is continuing as of the date hereof [or if any Default or Event of Default does exist, specify the nature and extent thereof].

5.             As of the last day of the Fiscal Quarter ending                      , the financial ratios referred to in Section 8.4 of the Credit Agreement is              % and was calculated as set forth in Schedule I.

Dated this day of                      ,                             .

[Name and Title]

Schedule I

Debt to Capitalization Ratio

1. Total Debt for the relevant Test Period.	$
2. Total Capitalization for such Test Period.
(a) Total Debt	$
(b) Consolidated net shareholders equity of the Borrower	$
(c) Total Capitalization: The sum of Items 2(a) and 2(b)	$
3. DEBT TO CAPITALIZATION RATIO: the ratio of Item 1 toItem 2		%